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                                                                     EXHIBIT 3.4

                              AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF



                    REPUBLIC ENGINEERED PRODUCTS HOLDINGS LLC
                     (a Delaware limited liability company)



                         Dated as of February 10, 2003



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                                TABLE OF CONTENTS

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                                                                                    Page
Article I. DEFINITIONS; CONSTRUCTION...................................................1
         1.1      Definitions..........................................................1
         1.2      Usage Generally......................................................6

Article II. GENERAL PROVISIONS.........................................................6
         2.1      Name.................................................................6
         2.2      Place of Business....................................................6
         2.3      Formation; Term......................................................7
         2.4      Purpose; Powers......................................................7
         2.5      Members..............................................................7
         2.6      Competition..........................................................7
         2.7      Member Liability.....................................................7
         2.8      Admission of New Members.............................................8

Article III. MANAGEMENT AND OPERATION OF THE COMPANY...................................8
         3.1      Management...........................................................8
         3.2      Composition of Board of Managers.....................................8
         3.3      Compensation of Managing Directors...................................9
         3.4      Meetings of Managing Directors.......................................9
         3.5      Managing Director Committees........................................10
         3.6      Time Commitment; Resignations.......................................11
         3.7      Officers............................................................11
         3.8      Members; Certain Duties and Obligations.............................12
         3.9      Approval by Members.................................................12

Article IV. MEMBERS' INTERESTS........................................................13
         4.1      Form of Units.......................................................13
         4.2      Transfers of Interests Generally....................................13
         4.3      Transfers Affecting Tax Status......................................15

Article V. INDEMNIFICATION............................................................15
         5.1      Exculpation.........................................................15
         5.2      Indemnification.....................................................15
         5.3      Insurance...........................................................16

Article VI. CAPITAL CONTRIBUTIONS; DISTRIBUTIONS......................................16
         6.1      Capital Contributions...............................................16
         6.2      Distributions.......................................................17

Article VII. BOOKS AND REPORTS; TAX MATTERS; CAPITAL ACCOUNTS; ALLOCATIONS............18
         7.1      General Accounting Matters..........................................18
         7.2      Certain Tax Matters.................................................19

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
         7.3      Capital Accounts....................................................20
         7.4      Allocations.........................................................21
         7.5      Withholding.........................................................23
         7.6      Distributions by Subsidiaries.......................................23

Article VIII. DISSOLUTION; WINDING UP; TERMINATION....................................23
         8.1      Dissolution.........................................................23
         8.2      Winding Up and Termination..........................................24
         8.3      Assets Reserved and Pending Claims..................................24

Article IX. MISCELLANEOUS.............................................................25
         9.1      Equitable Relief....................................................25
         9.2      Amendments; Waivers.................................................25
         9.3      Successors and Assigns..............................................25
         9.4      Successor Agreement.................................................26
         9.5      No Waiver...........................................................26
         9.6      Notices.............................................................26
         9.7      Severability........................................................26
         9.8      Counterparts........................................................26
         9.9      Headings, Etc.......................................................26
         9.10     No Right to Partition...............................................26
         9.11     No Third Party Rights...............................................26
         9.12     Entire Agreement....................................................26
         9.13     Applicable Law......................................................27
         9.14     Power of Attorney...................................................27
         9.15     Effectiveness of Agreement..........................................27

Schedule A: Members' Interest

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         AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF REPUBLIC
ENGINEERED PRODUCTS HOLDINGS LLC, a Delaware limited liability company (the "Company"), entered into as of February 10, 2003, pursuant to and in accordance with the Limited Liability Company Act of the State of Delaware (6 Del. C. ss. 18-101 et seq.), as amended from time to time (the "Act"), by and among the members (the "Members") listed on Schedule A hereto and such other persons as shall hereinafter become members as hereinafter provided.

                                   BACKGROUND

         WHEREAS, the Company was formed as a single member limited liability company under the name Republic Engineered Products Holdings LLC pursuant to the Act on January 28, 2003 by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware;

                  WHEREAS, prior to the date hereof, Blue Bar Holdings, L.P. ("Blue Bar Holdings"), as the sole member of the Company, caused the Company to be merged with Blue Bar, L.P., a Delaware limited partnership ("Blue Bar"), with the Company as the surviving entity;

         WHEREAS, the current Member of the Company wishes to amend and restate the Limited Liability Company Agreement in its entirety in order to, among other things, establish the terms and conditions pursuant to which the Company will be managed and to set forth the respective rights and obligations of the Member; and

         WHEREAS, this Agreement will be effective automatically upon the effectiveness of the merger of Blue Bar, L.P. with and into the Company.

         NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, mutually covenant and agree as follows:

                                   ARTICLE I.

                            DEFINITIONS; CONSTRUCTION

         1.1 Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:


         "Act" has the meaning set forth in the preamble.

         "Affiliate" means, as to any Person (a) any Person which directly or indirectly controls, is controlled by, or is under common control with such Person, and (b) any Person who is a director, officer, partner or principal of such Person or of any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, "control" of a Person means the power, direct or indirect, to direct or cause the

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direction of the management and policies of such Person whether by ownership of capital stock, by contract or otherwise.

         "Agreement" means this Amended and Restated Limited Liability Company Agreement, as it may be amended, supplemented, modified or restated from time to time in accordance with its terms.

         "Available Cash" means at any point in time all cash and cash equivalents on hand of the Company from any source (including, without limitation, any proceeds from borrowing in excess of any loan repayment) less cash reasonably reserved or reasonably anticipated to be required for debts and expenses, interest and scheduled principal payments on any indebtedness, capital expenditures, taxes or the activities of the Company, with the amount of such reserves to be determined by the Board of Managers (acting reasonably and in good faith).

         "Blue Bar" has the meaning set forth in the preamble.

         "Blue Bar Holdings" has the meaning set forth in the preamble.

         "Board of Managers" means the board of managers of the Company.

         "Capital Account" has the meaning set forth in Section 7.3.

         "Capital Contribution" means any capital contribution of a Member.

         "Carrying Value" means, with respect to any Company Asset, the asset's adjusted basis for federal income tax purposes, except as otherwise provided herein. The Carrying Values of all Company Assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in Regulation Section 1.704-1(b)(2)(iv)(f), as of: (a) the date of the acquisition of any additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Company Assets to a Member; or (c) the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g) exclusive of a deemed liquidation under Code Section 708(b)(1)(B); provided, however, that adjustments pursuant to clauses (a), (b) and (c) above shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. The Carrying Value of any Company Asset distributed to any Member shall be adjusted immediately prior to such distribution to equal its fair market value. Depreciation shall be calculated by reference to Carrying Value, instead of tax basis once Carrying Value differs from tax basis. The Carrying Value of any asset contributed (or deemed contributed under Regulation Section 1.704-1(b)(1)(iv)) by a Member to the Company will be the fair market value of the asset at the date of its contribution thereto.

         "Certificate of Formation" means the certificate of formation of the Company filed with the Secretary of State of the State of Delaware on January 28, 2003, as it may be amended, supplemented or otherwise modified from time to time.

         "Chief Executive Officer" has the meaning set forth in Section 3.7(b).

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         "Chief Financial Officer" has the meaning set forth in Section 3.7(c).

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Company" has the meaning set forth in the caption to this Agreement.

         "Company Assets" means all right, title and interest of the Company in and to all or any portion of the assets of the Company and any property (real or personal) or estate acquired in exchange therefor or in connection therewith.

         "Contest" has the meaning set forth in Section 7.2(c).

         "Depreciation" means, for each Fiscal Year or portion thereof, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such period; provided, however, that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at any time, Depreciation shall be computed from and after that time in the manner described in Regulation
Section 1.704-3.

         "Dissolution Event" has the meaning set forth in Section 8.1.

         "Fiscal Period" means each fiscal period (other than a Fiscal Year) as may be established by the Board of Managers.

         "Fiscal Year" means the calendar year ending on December 31 of each year.

         "GAAP" means generally accepted accounting principles in the United States in effect from time to time.

         "Interest" means a Member's share of the profits and losses of the Company and a Member's right to receive distributions of the assets of the Company. Interests will be expressed as a number of Units. The Voting Interest is not an "Interest" under this Agreement.

         "Liabilities" has the meaning set forth in Section 5.2(a).

         "Managing Director" means a member of the Board of Managers.

         "Members" has the meaning set forth in the caption.

         "Member Nonrecourse Debt" has the meaning ascribed to the term "partner nonrecourse debt" in Regulation Section 1.704-2(b)(4).

         "Member Nonrecourse Debt Minimum Gain" has the meaning ascribed to the term "partner nonrecourse debt minimum gain" in Regulation Section 1.704-2(i)(2).

         "Member Nonrecourse Deductions" means any item of company loss or deduction (including any expenditure under Section 705(a)(2)(B) of the Code) that is attributable to a Member Nonrecourse Debt, as determined pursuant to Regulation Section 1.704-2(i)(2).

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         "Membership Register" means the register of Interests that shall be kept and maintained by the Company.

         "Minimum Gain" has the meaning set forth in Regulation Section 1.704-2(d)(1) and means the amount determined by (i) computing for each nonrecourse liability of the Company any gain the Company would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability and (ii) aggregating the separately computed gains. If, pursuant to Regulation Section 1.704-1(b)(2)(iv)(d) or 1.704-1(b)(2)(iv)(f), Company Assets are properly reflected on the books of the Company at a Carrying Value that differs from the adjusted tax basis of such property, the calculation of Minimum Gain pursuant to the preceding sentence shall be made by reference to such Carrying Value. For purposes hereof, a liability of the Company is a nonrecourse liability to the extent that no Member or related person bears the economic risk of loss for that liability within the meaning of Regulation Section 1.752-2.

         "Net Income (Loss)" for any Fiscal Year or portion thereof means the taxable income or loss of the Company for such period as determined in accordance with the accounting method used by the Company for federal income tax purposes with the following adjustments: (i) items of income, gain, loss or deduction allocated pursuant to paragraphs 7.4(c)-(e) shall not be taken into account in computing such taxable income or loss; (ii) any income of the Company that is exempt from federal income taxation and not otherwise taken into account in computing Net Income (Loss) shall be added to such taxable income or loss;
(iii) in lieu of the depreciation, amortization, or other cost recovery deduction taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable year; (iv) upon an adjustment to the Carrying Value of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (v) gain or loss resulting from any disposition of any asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of such asset notwithstanding that the adjusted tax basis of such asset differs from its Carrying Value; and (vi) except for items described in (i) above, any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income (Loss) pursuant to this definition shall be treated as deductible items.

         "Nonrecourse Deductions" has the meaning ascribed to such term in Regulation Section 1.704-2(b)(l).

         "Payment Date" has the meaning set forth in Section 6.2(c)(i).

         "Percentage Interest" means, with respect to any Member, the Interest of that Member expressed as a percentage of the Interests of all Members.

         "Person" means an individual or a corporation, association, partnership, limited liability company, joint venture, organization, business, trust, or any other entity or organization, including a government or any subdivision or agency thereof.

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         "Protected Person" means: (i) each Member and its respective
Affiliates; (ii) any Managing Director; (iii) any Person who serves at the request of the Company as an officer, director, partner, member or employee of any other Person; (iv) any officer, employee or expressly authorized agent of the Company; and (v) Hunt Investment Group, L.P. and any of its Affiliates for so long as Blue Bar Holdings is a Member and Hunt Investment Group, L.P. or any of its Affiliates is a limited partner of Blue Bar Holdings.

         "Regulation" means the temporary or final regulations promulgated under the Code, as amended from time to time. Any reference herein to any particular provision of a Regulation means, where appropriate, the corresponding provision in any successor Regulation.

         "Republic" means Republic Engineered Products LLC, a Delaware limited liability company and the Company's wholly-owned subsidiary.

         "Secretary" has the meaning set forth in Section 3.7(d).

         "Subsidiary" of a specified Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which a specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the Voting Stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such entity or of which the specified Person controls the management.

         "Tax" means any and all taxes (including net income, gross income, franchise, value added, ad valorem, gross receipts, leasing, excise, fuel, excess profits, sales, use, property (personal or real, tangible or intangible or stamp taxes)), licenses, imposts, duties, charges, assessments, or withholdings, of any nature whatsoever, general or special, ordinary or extraordinary, now existing or hereafter created or adopted, together with any and all penalties, fines, additions to tax and interest thereon.

         "Tax Distribution" has the meaning set forth in Section 6.2(c)(i).

         "Tax Matters Member" has the meaning set forth in Section 7.2(d).

         "Tax Reorganization" has the meaning set forth in Section 4.3.

         "Transfer" means, directly or indirectly, to offer, sell, exchange, pledge, hypothecate, encumber, transfer, assign, or otherwise dispose of.

         "Termination" means the date of the cancellation of the Certificate of Formation of the Company following the end of the Winding Up Period by the filing of a Certificate of Cancellation in the Office of the Secretary of State of the State of Delaware.

         "Unit" means all or a fractional share, as appropriate, of an Interest in the Company. The number of Units outstanding and the holders thereof are set forth on Schedule A, as such schedule may be amended from time to time pursuant to Section 2.5. The Voting Unit is not a "Unit" under this Agreement.

         "USWA" means the United Steelworkers of America, AFL-CIO CLC.

         "Voting Interest" means the interest held by the USWA, which interest does not entitle the beneficial owner thereof to share in the profits and losses of the Company or to receive distributions of the assets of the Company. The Voting Interest shall be represented by one (1) Voting Unit at all times and shall only entitle the USWA to exercise the rights set forth in Article III hereof.

         "Voting Stock" means any class or classes of capital stock or equity interests, the holders of which are ordinarily entitled to vote for the election of corporate directors (or Persons performing similar functions).

         "Voting Unit" means the unit representing the Voting Interest.

         "Winding Up Period" means the period from the Dissolution Event to the Termination of the Company.

         1.2 Usage Generally. The definitions in this Article I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, and Schedules shall be deemed to be references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. All Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, each term used in any Schedule has the meaning ascribed to such term in this Agreement. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." Each accounting term not defined in this Agreement has the meaning determined by GAAP. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                   ARTICLE II.

                               GENERAL PROVISIONS

         2.1 Name. The Company shall conduct its activities under the name of Republic Engineered Products Holdings LLC. The Managing Directors shall have the power at any time and from time to time to change the name of the Company. Prompt notice shall be given to each Member of such change.

         2.2 Place of Business. The principal place of business and office of the Company shall be located at, and the Company's business shall be conducted from, such place or places as the Managing Directors may designate from time to time. The street address of the registered office of the Company in Delaware shall be at 2711 Centreville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808, and the Company's registered agent at such address shall be Corporation Service Company. The Managing Directors may from time to time change the registered agent or office by an amendment to the Certificate of Formation of the Company.

         2.3 Formation; Term. The Company was formed upon the filing of the Certificate of Formation of the Company on January 28, 2003 with the Secretary of State of the State of Delaware. The term of the Company commenced on the date of the filing of the Certificate of Formation in accordance with the Act and shall continue in perpetuity, unless sooner dissolved, wound up and terminated in accordance with Section 8.2.

         2.4 Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions that the Managing Directors from time to time deem necessary or advisable in connection with the foregoing.

         2.5 Members; Holder of Voting Unit. Schedule A hereto contains the name, address, Capital Contribution and number of Units owned by each Member as of the date of this Agreement. Schedule B hereto contains the name and address of the holder of the Voting Unit as of the date of this Agreement. Schedule A shall be revised from time to time to reflect (i) the admission or withdrawal of Members, (ii) the Transfer of Units in accordance with the terms of this Agreement, (iii) Capital Contributions, (iv) changes in the number of Units held by each Member, (v) changes in the total number of Units outstanding and (vi) other modifications to or changes in the information set forth therein. Schedule B shall be revised from time to time to reflect changes in the holder of the Voting Unit. Unless otherwise provided herein, a Person shall be deemed a Member and shall have all rights and obligations of a Member hereunder upon the recording of any such Transfer of Units in the records of the Company.

         2.6 Competition. Each of the Members understands and acknowledges that the other Members and their Affiliates may be interested or become interested, directly or indirectly, in various other businesses and undertakings not included in the Company and its Subsidiaries and such businesses and undertaking may compete, either directly or indirectly, with the conduct of the business of the Company and its Subsidiaries. The Members hereby agree that (i) the creation of the Company and the assumption by each of the Members of their duties hereunder shall be without prejudice to their rights (or the rights of their Affiliates) to have such other interests and activities and to receive and enjoy profits or compensation therefrom; (ii) each Member consents to the pursuit of other ventures by the other Members or their Affiliates, even if such other ventures are competitive with the business of the Company and its Subsidiaries, without having or incurring any obligation to offer any interest in such venture to the Company, its Subsidiaries or any Member; and (iii) no Member nor any Affiliate thereof shall be obligated to present any particular investment opportunity to the Company or its Subsidiaries even if such opportunity is of a character which, if presented to the Company or its Subsidiaries, could be taken by the Company or its Subsidiaries. For the purposes of this Section 2.6, the term "Affiliate" shall include Hunt Investment Group, L.P. and its Affiliates for so long as Blue Bar Holdings is a Member and Hunt Investment Group, L.P. or its Affiliates is a limited partner of Blue Bar Holdings.

         2.7 Member Liability. Each Member's liability shall be limited as set forth in the Act. It is intended that a Member will not personally be liable for any debts or losses of the Company beyond its respective Capital Contributions, except as otherwise required by the Act or by a written agreement executed and delivered by such Member.

         2.8 Admission of New Members. A Person shall be deemed admitted as a Member at the time that such Person is named on the Membership Register as a holder of Interests.

                                  ARTICLE III.

                     MANAGEMENT AND OPERATION OF THE COMPANY

         3.1 Management. Except as expressly provided herein, the management, control and operation of the Company and the formulation and execution of business and investment policy shall be vested exclusively in the Board of Managers, and the Board of Managers shall have all of the rights, powers and authority generally conferred under the Act or other applicable law on behalf and in the name of the Company and to perform, negotiate and execute any instruments, contracts or agreements on behalf of the Company that the Board of Managers, exercising its sole discretion, deems necessary or desirable. Each Managing Director shall hold office as a Managing Director until his or her successor is duly elected or until his or her resignation, removal or death. Managing Directors may be, but are not required to be, Members.

         3.2 Composition of Board of Managers.

         (a) The Board of Managers shall consist of nine (9) individuals designated and appointed from time to time as provided in this Section 3.2. Blue Bar Holdings and any transferee of more than 50% of Blue Bar Holdings' Units in the Company shall be entitled to designate and appoint six (6) Managing Directors and to remove and replace such individuals at any time and from time to time, with or without cause. The USWA shall be entitled to designate and appoint one (1) Managing Director and to remove and replace such individual at any time and from time to time, with or without cause. The individual that is serving as the duly appointed Chief Executive Officer shall also serve as a Managing Director for so long as he or she serves as the Chief Executive Officer or until removed by the Board of Managers, with or without cause, or until his or her resignation or death. The Board of Managers shall from time to time designate a duly appointed officer of the Company or Republic in addition to the Chief Executive Officer to serve as a Managing Director, and such officer shall serve as a Managing Director until removed by the Board of Managers, with or without cause, or until his or her resignation or death. The initial Managing Directors shall be those individuals set forth on Exhibit A attached hereto.

         (b) Any Managing Director may be removed by the Board of Managers without cause by the Board of Managers; provided, however, that a Managing Director designated by a Member may not be removed without such Member's prior written consent so long as such Member is then entitled to designate a Managing Director to fill the vacancy that would be caused by such removal. The Board of Managers may remove any Managing Director for cause without the prior written consent of any Member, which removal for cause shall be determined in the sole discretion of a majority of the entire Board of Managers, other than the Managing Director to be removed. For the purposes of this Section 3.2(b), the term "cause" shall mean gross negligence or willful misconduct by the Managing Director in the performance of his or her duties in such capacity, conviction or plea of guilty or nolo contendere by the

Managing Director to any felony or the taking of any action or omission that could reasonably be expected to subject the Company to potential material civil or criminal liability or to affect materially and adversely the reputation of the Company.

         (c) In the event that a vacancy is created on the Board of Managers at any time by the death, disability, retirement, resignation or removal of any Managing Director that had been designated by a Member pursuant to Section 3.2(a), the Member that had designated such individual shall be entitled to designate another individual to serve as a Managing Director by delivering notice to the Board of Managers, which shall cause the Company to deliver such notice to the Members. Upon receipt of such notice, the other Members shall take all actions necessary or convenient to cause the Managing Directors to appoint such individual so designated as a Managing Director. In the event that a vacancy is created on the Board of Managers at any time by the death, disability, retirement, resignation or removal of any Managing Director that had been designated by a Member pursuant to Section 3.2(a) and such Member is not entitled to designate an individual to fill such vacancy, then a majority of the entire Board of Managers shall be entitled to fill such vacancy.

         (d) Notwithstanding anything herein to the contrary, the right of the USWA to designate and remove Managing Directors pursuant to this Article III shall terminate and be of no further force or effect immediately upon the USWA ceasing to be the collective bargaining representative for any employees of Republic and its Subsidiaries. For avoidance of doubt, upon the happening of such event the Board of Managers shall be entitled to remove from office any individual then serving as the Managing Director designated by the USWA pursuant to Section 3.2(b) and either fill such vacancies pursuant to Section 3.2(c) or reduce the size of the Board of Managers.

         3.3 Compensation of Managing Directors. The Board of Managers shall have the authority to fix the compensation of Managing Directors. The Managing Directors may be reimbursed for their expenses, if any, of attendance at each meeting of the Board of Managers and may be paid either a fixed sum for attendance at each meeting of the Board of Managers or a stated salary as a Managing Director. No such payment shall preclude any Managing Director from serving the Company in any other capacity and receiving compensation therefor. Members of committees of the Board of Managers may be allowed like compensation for attending committee meetings.

         3.4 Meetings of Managing Directors.

         (a) Regularly scheduled, periodic meetings of the Board of Managers may be held at such times and places and with such manner of notice as shall from time to time be determined by resolution of the Board of Managers and communicated to all Managing Directors; provided, however, that notice of the time and place of each such meeting and any changes therein shall be given to each Managing Director at least five (5) days in advance of the meeting.

         (b) Special meetings of the Board of Managers may be called from time to time upon the request of the Chief Executive Officer or a majority of the Managing Directors then in office. Notice of each special meeting of the Board of Managers shall be given, either personally or as hereinafter provided, to each Managing Director at least 24 hours before the meeting if such notice is delivered personally or by means of telephone, telegram, telex, facsimile or electronic mail transmission and delivery; two (2) days before the meeting if such notice is delivered by a recognized express delivery service; and three (3) days before the meeting if such notice is delivered through the United States mail. Any and all business may be transacted at a special meeting that may be transacted at a regular meeting of the Board of Managers. Neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting.

         (c) A majority of the Managing Directors then in office, including at least two (2) Managing Directors designated by Blue Bar Holdings or its successor, shall constitute a quorum for the transaction of business at any meeting of the Board of Managers, and the act of a majority of the Managing Directors present at any meeting at which there is a quorum shall be the act of the Board of Managers. If a quorum shall not be present at any meeting, a majority of the Managing Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

         (d) Any action required or permitted to be taken at any meeting of the Board of Managers or any committee thereof may be taken without a meeting, if all members of the Board of Managers or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Managers or committee.

         (e) Managing Directors may participate in a meeting of the Board of Managers by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear and be heard at the same time. Participation in a meeting by these means shall constitute presence in person at any such meeting.

         3.5 Managing Director Committees.

         (a) The Board of Managers may by resolution establish, name or dissolve one or more committees, each committee to consist of one or more of the Managing Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Managers when required.

         (b) Any committee established pursuant to this Section 3.5, but only to the extent provided in the resolution of the Board of Managers establishing such committee or otherwise delegating specific power and authority to such committee and as limited by this Agreement, shall have and may exercise all the powers and authority of the Board of Managers in the management of the business and affairs of the Company.

         (c) Time, place and notice, if any, of meetings of a committee shall be determined by any such committee. At meetings of a committee, a majority of the number of committee members designated by the Board of Managers shall constitute a quorum for the transaction of business. The act of a majority of the committee members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by law, the Certificate of Formation or this Agreement. If a quorum is not present at a meeting of a committee, the committee members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present.

         3.6 Time Commitment; Resignations.

         (a) The Managing Directors will devote so much of their time to the business of the Company as, in their sole discretion, will be required for the proper performance of their duties under this Agreement, and it is expressly understood and agreed that the Managing Directors as such shall not be required to devote their entire time to the business of the Company.

         (b) Any Managing Director may resign at any time by giving written notice to the Board of Managers. The resignation of any Managing Director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

         3.7 Officers.

         (a) The Board of Managers and any committee thereof may employ and retain Persons as may be necessary, appropriate or convenient to manage the execution of the Company's business and investment policies, including employees and agents who may be designated as officers with titles, including, but not limited to "chairman of the board", "chief executive officer," "vice president," "secretary" and "chief financial officer."

         (b) The Board of Managers shall appoint an individual to serve as the "chairman of the board of managers" of the Company (the "Chairman"), and such officer shall shall preside at all meetings of the Board of Managers and shall perform such other duties as may be assigned to such person by the Board of Managers. In the absence of the Chairman, the Chief Executive Officer (as defined below) shall preside over meetings of the Board of Managers, and shall have such other duties as may be assigned to such person by the Board of Managers.

         (c) The Board of Managers shall appoint an individual to serve as the "chief executive officer" of the Company (the "Chief Executive Officer"), and such officer shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Board of Managers are carried into effect. The Board of Managers may also delegate to the Chief Executive Officer the power to appoint and remove such other officers, assistant officers and agents as he or she shall from time to time deem necessary, appropriate or convenient.

         (d) The Board of Managers shall appoint an individual to serve as the "chief financial officer" of the Company (the "Chief Financial Officer"), and, unless the Board of Managers by resolution otherwise provides, the Chief Financial Officer shall be the treasurer and chief accounting and financial officer of the Company. The Chief Financial Officer shall have the custody of the Company's funds and securities, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Managers. The Chief Financial Officer shall disburse the funds of the Company as may be ordered by the Board of Managers, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Managers, at its regular meetings, or when the Board of Managers so requires, an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Company. The Chief Financial Officer shall perform such other duties and have such other powers as the Board of Managers or the Chief Executive Officer may from time to time prescribe.

         (e) The Board of Managers shall appoint an individual to serve as the "secretary" of the Company (the "Secretary"), and the Secretary shall attend all meetings of the Members, the Board of Managers and (as required) committees of the Board of Managers and shall record all the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the Members and special meetings of the Board of Managers and shall perform such other duties as may be prescribed by the Board of Managers or the Chief Executive Officer. The Secretary shall have custody of the seal of the Company and the Secretary, or an assistant secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The Board of Managers may give general authority to any other officer to affix the seal of the Company and to attest the affixing thereof by his signature.

         (f) Any officer of the Company, or other agent acting in such capacity, may be removed, either with or without cause, by the Board of Managers.

         3.8 Members; Certain Duties and Obligations.

         (a) The duties and obligations imposed on each Member in its capacity as a Member shall be those set forth in this Agreement. Each Member shall be entitled to rely on the provisions of this Agreement, and no Member shall be liable to the Company or to any Member for any action or refusal to act taken in good faith reliance on the terms of this Agreement.

         (b) Except as otherwise provided herein, no Member shall take any action that could cause the Company to be classified for federal income tax purposes as an association taxable as a corporation and not as a partnership.

         (c) No Member shall take, or cause to be taken, any action that would result in any Member having any personal liability for the obligations of the Company.

         (d) Nothing in this Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company.

         3.9 Approval by Members. (a) Except as otherwise provided herein, all actions of the Company requiring the approval of the Members in either their capacity as Members under this Agreement or the Act shall be approved by the Members holding a majority of the Interests, either at a meeting of the Members or by written consent in lieu thereof. Any action requiring the approval of the Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be taken, is signed by the Members beneficially owning a majority of the Interests.

                                   ARTICLE IV.

                               MEMBERS' INTERESTS

         4.1 Form of Units. Units and the Voting Unit will be held in "book-entry" form and will not be certificated unless and until otherwise determined by the Board of Managers. In the event that the Board of Managers determines to cause the Units and the Voting Unit to be certificated, any such certificates that have not been registered pursuant to the Securities Act shall be imprinted with a legend substantially in the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED OR AN EXEMPTION THEREFROM IS AVAILABLE. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND SHALL BE TRANSFERABLE ONLY UPON THE TERMS AND CONDITIONS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, A COPY OF WHICH IS ON FILE WITH THE COMPANY."

Upon registration of any Units under the Securities Act, the holder thereof shall be entitled to receive from the Company, without expense, upon delivery to the Company of the existing certificate representing the Units and satisfactory evidence of such registration, a new certificate not bearing the restrictive legend otherwise required by this Section 4.1.

         4.2 Transfers of Interests Generally.

         (a) Any purported Transfer by a Member of all or any part of its Units to any Person in violation of this Article IV shall be null and void and of no force or effect.

         (b) Blue Bar Holdings may Transfer all or any of its Units in the Company to any Person at any time. Subject to the provisions of this Article IV, if Blue Bar Holdings Transfers any Units by way of assignment, the assignee of such Units shall become a substituted Member with respect to the Units so assigned when all of the following conditions have been satisfied:

          (i) A duly executed and acknowledged written instrument of assignment shall have been filed with the Company, which instrument shall (A) specify the Units being assigned, and (B) set forth the intention of the assignor that the assignee succeed to the assignor's Units as a substituted Member;

          (ii) The assignor and assignee shall have executed such other instrument(s) as Blue Bar Holdings may deem necessary or desirable to effect such substitution, including the written acceptance and assumption by the assignee of the provisions of this Agreement; and

          (iii) The other provisions of this Section 4.2 shall have been complied with.

         (c) A Member shall have no right to withdraw from the Company prior to its termination without the prior consent of the Board of Managers (or officers authorized by the Board of Managers to give such consent), other than following a Transfer of all of such Member's Units in accordance with this Article IV.

         (d) Concurrently with the admission of any additional Member, the Board of Managers (or officers authorized by the Board of Managers) shall forthwith cause any necessary papers to be filed and recorded and notices to be given wherever and to the extent required showing the admission of an additional Member, all at the expense, including payment of any professional and filing fees incurred, of such additional Member.

         (e) If any Unit is Transferred during any accounting period in compliance with the provisions of this Article IV, each item of income, gain, loss, expense, deduction and credit and all other items attributable to such Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during such period in accordance with Section 706(d) of the Code and the Regulations thereunder, using any conventions permitted by law and selected by the Board of Managers. All such distributions with respect to the Transferred Units on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize a Transfer on the date that the Company receives notice of the Transfer from the Member Transferring its Units which complies with this Article IV.

         (f) The USWA shall not Transfer the Voting Unit, and any purported Transfer of all or any part of the Voting Unit to any Person in violation of this Article IV shall be null and void and of no force or effect. Unless otherwise agreed to by the Company, immediately upon the USWA ceasing to be the collective bargaining representative for any of the employees of the Company and its Subsidiaries, and without any action on the part of the Company or any of its agents, the Voting Unit shall no longer represent any voting or other interest whatsoever in the Company.

         (g) Section 4.2(c), (d) and (e) do not apply to any Transfer of Units by Blue Bar Holdings by way of pledge to one or more secured lenders to the Company or any of its Subsidiaries.

         4.3 Transfers Affecting Tax Status. No Member shall be permitted to effect any Transfer of Units that could cause the Company to be classified for federal income tax purposes as an association taxable as a corporation and not as a partnership, and any such Transfer shall be null and void unless and until the Board of Managers has expressly approved such Transfer. In the event that the Board of Managers consents to any such Transfer, the Board of Managers may delay any such Transfer for a period of up to 180 days for the purpose of reorganizing the Company as a corporation, amending this Agreement or taking any other action that the Board of Managers may deem necessary, appropriate or convenient (a "Tax Reorganization").

                                   ARTICLE V.

                                 INDEMNIFICATION

         5.1 Exculpation. No Protected Person shall be liable to the Company or any Member for any action taken or omitted to be taken by it or by any other Member or other Person with respect to the Company, including, without limitation, any negligent act or failure to act, except in the case of a liability resulting from such Protected Person's own fraud, gross negligence or willful malfeasance. Any Protected Person may consult with legal counsel and accountants with respect to Company affairs (including interpretations of this Agreement) and shall be fully protected and justified in any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel or accountants. In determining whether a Protected Person acted with the requisite degree of care, such Protected Person shall be entitled to rely on written or oral reports, opinions, certificates and other statements of the directors, officers, employees, consultants, attorneys, accountants and professional advisors of the Company, selected with reasonable care; provided, that no such Protected Person may rely upon such statements if a reasonable person in similar circumstances should have believed that such statements were materially false.

         5.2 Indemnification.

         (a) To the fullest extent permitted by law, the Company shall indemnify, hold harmless, protect and defend each Protected Person against any losses, claims, damages or liabilities, including without limitation reasonable legal fees or other expenses incurred in investigating or defending against any such losses, claims, damages or liabilities, and any amounts expended in settlement of any claims approved by the Company (collectively, "Liabilities"), to which any Protected Person may become subject: (i) by reason of any act or omission or alleged act or omission (even if negligent) performed or omitted to be performed in connection with the activities of the Company; (ii) by reason of the fact that it is or was acting in connection with the activities of the Company in any capacity or that it is or was serving at the request of the Company as a partner, stockholder, member, manager, director, officer, employee or agent of any Person; or (iii) by reason of any other act or omission or alleged act or omission arising out of or in connection with the activities of the Company; unless such Liability results from such Protected Person's own fraud, gross negligence or willful malfeasance. A Protected Person shall have no personal liability to the Company or any Member for monetary damages for breach of fiduciary duty as a Protected Person; provided, however, that the foregoing provision shall not eliminate the liability of a Protected Person for acts or omissions which involve gross negligence, fraud or intentional misappropriation of funds.

         (b) The Company shall promptly reimburse (or advance to the extent reasonably required) each Protected Person for reasonable legal or other expenses (as incurred) of each Protected Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Liabilities for which the Protected Person may be indemnified pursuant to this Section 5.2; provided, that such Protected Person executes a written undertaking to repay the Company for such reimbursed or advanced expenses if it is finally judicially determined that such Protected Person is not entitled to the indemnification provided by this Section 5.2.

         (c) The provisions of this Section 5.2 shall continue to afford protection to each Protected Person regardless of whether such Protected Person remains in the position or capacity pursuant to which such Protected Person became entitled to indemnification under this Section 5.2 and regardless of any subsequent amendment to this Agreement; provided, that no such amendment shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

         (d) Any indemnification under this Section 5.2 or otherwise shall be paid out of and to the extent of the Company's assets only.

         5.3 Insurance. The Company may purchase and maintain insurance on behalf of any Protected Person, or any other Person that is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under applicable law or this Article V.

                                   ARTICLE VI.

                      CAPITAL CONTRIBUTIONS; DISTRIBUTIONS

         6.1 Capital Contributions.


         (a) As of the date of this Agreement, each Member has contributed, transferred, assigned and conveyed to the Company an aggregate amount in cash or in kind as set forth opposite such Member's name in Schedule A attached hereto. Other than as provided in this Section 6.1, or as otherwise agreed by the Members, no Member shall have any obligation to make any additional contributions to the capital of the Company. No Member shall have the right to withdraw capital from the Company, to receive interest on such Member's Capital Contributions or to receive any distribution or return of such Member's Capital Contributions.

         (b) The Board of Managers shall have the authority to offer Units in the Company and admit additional Members on such terms and conditions as the Board of Managers may determine, and any such additional Capital Contributions may entitle the Members making such Capital Contributions to different rights regarding voting, appointing Managing Directors, profit and loss allocations and distributions, whether subordinate or preferred, as the Board of Managers may determine in its sole discretion.

         6.2 Distributions.

         (a) Distributions shall be made in such amounts and at such times, in cash or in kind, as the Board of Managers shall determine from time to time.

         (b) Except as provided in Section 6.2(c), each distribution shall be made as follows:

               (i) First, among the Members in such ratio as necessary to cause, to the maximum extent possible, each Member (and its predecessors in interest) to have received a cumulative amount of distributions from the Company equal to the product of (1) its Percentage Interest (as the same may have varied from time to time) multiplied by (2) the cumulative distributions theretofore made by the Company under this
          Section 6.2, the intent of the Members being that distributions made under Section 6.2(c) shall be treated as advance distributions of amounts to be distributed under Section 6.2(b)(ii), and

               (ii) Thereafter, to the Members pro rata in accordance with their respective Percentage Interests.

         (c) Subject to the provisions of the outstanding indebtedness of the Company or its Subsidiaries, Available Cash shall be distributed in the following manner:

               (i) To each Member on or before the fifth business day prior to the date a tax payment (estimated or otherwise) is due for a Member (the "Payment Date"), in respect of the federal (including alternative minimum), state, or local income, franchise, capital stock or similar tax liability of such Member as computed in Section 6.2(c)(iii) (a "Tax Distribution").

               (ii) The Tax Distributions payable to the Members shall be made in an amount equal to the sum of the actual separate tax payments for each Member made, or to be made, on the relevant Payment Date in respect of taxable income, assets, property or capital of the Company.

               (iii) The amount to be distributed, shall equal the following (calculated separately for each Member): the product of (1) the highest combined marginal corporate federal, state, and local income tax rates (including to the extent applicable, if any, alternative minimum tax) applicable to the Member's allocable share of taxable income of the Company and in effect at the time of the distribution, times (2) the remainder, if any, of (A) the product of (i) the number of fiscal quarters during such Fiscal Year which have elapsed on or before such Payment Date, times (ii) 25% of the positive excess, if any, of (a) the cumulative net taxable income, if any, to be allocated to such Member pursuant to this Agreement for such Fiscal Year, as estimated by the Board of Managers in good faith as of the applicable Payment Date, less (b) the cumulative taxable loss that has been allocated to such Member in prior Fiscal Years to the extent such loss has not previously been taken into account pursuant to this provision, minus (B) the sum of the cumulative distributions theretofore made to the Member pursuant to this Section 6.2(c)(iii) in respect of such Fiscal Year.

               (iv) Upon notice from the Board of Managers, the Tax Distributions made to all Members in respect of a given Fiscal Year shall be adjusted so as to eliminate any differences between the actual Tax Distributions made for such year and the amount of such Tax Distributions that would have been made based on actual taxable income reported on the Members' tax returns for such Fiscal Year (or, if applicable, the amount of taxable income of the Company allocated to the Members as a result of a final adjustment by a taxing authority). The Board of Managers shall provide notice to the Members of the adjustments as soon as practicable after the end of each Fiscal Year of the Company. Such adjustments shall, if the requirement therefor is not eliminated by operation of Section 6.2(b)(i) be effected by adjusting Tax Distributions under this Section 6.2(c) made to all Members in the next succeeding taxable year and, thereafter, as necessary until the differences are eliminated.

         (d) For purposes of this Agreement, amounts distributed to the Members pursuant to Section 6.2(c) shall be deemed to be advance distributions of amounts to be distributed pursuant to Section 6.2(b).

                                  ARTICLE VII.

                         BOOKS AND REPORTS; TAX MATTERS;
                          CAPITAL ACCOUNTS; ALLOCATIONS

         7.1 General Accounting Matters.

         (a) Allocations of Net Income (Loss) pursuant to Section 7.4 shall be made by or under the direction of the Board of Managers at the end of each Fiscal Period.

         (b) Each Member shall be supplied with the Company information necessary to enable such Member to prepare in a timely manner its federal, state and local income tax returns and such other financial or other statements and reports that are approved by the Board of Managers, provided, that each Member will receive a good faith estimate of taxable income of the Company allocated to such Member for each taxable year, no later than July 15th of the calendar year following the calendar year in which the Company's applicable taxable year ends. As soon as reasonably practicable after the filing of the Company's income tax return, each Member will be provided a copy of the tax return as filed.

         (c) The Board of Managers shall keep or cause to be kept books and records pertaining to the Company's business showing all of its assets and liabilities, receipts and disbursements, realized profits and losses, Members' Capital Accounts and all transactions entered into by the Company. Such books and records of the Company shall be kept at the office of the Company and the Members and their representatives shall at all reasonable times have free access thereto for the purpose of inspecting or copying the same. The Company's books of account shall be kept on an accrual basis or as otherwise provided in this Agreement or by the

Board of Managers and otherwise in accordance with GAAP, except that for income tax purposes such books shall be kept in accordance with applicable tax accounting principles.

         (d) Unless otherwise provided in this Agreement, all determinations, valuations and other matters of judgment required to be made for accounting and tax purposes under this Agreement shall be made by or under the direction of the Board of Managers and in accordance with this Agreement, and shall be conclusive and binding on all Members, former Members, their successors or legal representatives and any other Person except for computational errors or fraud, and to the fullest extent permitted by law no such person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto except for computational errors or fraud.

         (e) The books of the Company shall be examined, certified and audited annually as of the end of a Fiscal Year, by a recognized firm of independent certified public accountants. For each Fiscal Year of the Company, such accountants shall determine and prepare full financial statements, including, without limitation, a balance sheet, an income statement and a statement of changes in financial position of the Company. The Tax Matters Member shall promptly upon receipt of any such financial statements transmit copies thereof to each Member, together with the report and management letter of such accountants covering the results of such audit. The cost of all audits and reports provided to the Members pursuant to this Section 7.1 shall be an expense of the Company.

         7.2 Certain Tax Matters.

         (a) The taxable year of the Company shall be the same as its Fiscal Year (unless otherwise required by applicable law).

         (b) The Tax Matters Member shall cause to be prepared all federal, state and local tax returns of the Company for each year for which such returns are required to be filed and, after approval of such returns by the Board of Managers, shall cause such returns to be timely filed. The Board of Managers shall determine the appropriate treatment in accordance with this Agreement, of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns and shall take all steps necessary to ensure that the other Members are "notice partners" within the meaning of Section 6231 (a) (8) of the Code. Notwithstanding anything in this Section 7.2 to the contrary, the Tax Matters Member shall provide all material income tax returns of the Company or its Subsidiaries to the Members no later than the earlier of (x) August 15th (other than for the first taxable year of the Company) of the calendar year following the calendar year in which the Company's applicable taxable year ends, or (y) 30 days prior to the date on which the Board of Managers intends to file such tax return, for review and comment. Such Members shall provide to the Tax Matters Member any comments they have within 20 days after receipt of such tax returns. The Tax Matters Member shall consult in good faith and shall take all reasonable efforts to incorporate all such reasonable comments into the tax returns prior to filing.

         (c) If a claim for Tax is asserted in a Contest (as defined below), the Tax Matters Member shall (i) represent the Company's interests in any such Contest and may employ counsel of its choice at the Company's expense, and (ii) control the conduct of such Contest, including the settlement or other disposition thereof, provided, that the Tax Matters Member shall not enter into any settlement or compromise with respect to allocation issues without the consent of the Members, which consent shall not be unreasonably withheld. If the Tax Matters Member (acting in good faith) reasonably determines not to continue a Contest involving allocation issues, the other Members may continue the Contest on behalf of the Company, provided, that, any costs and expenses (including the fees and expenses of any consultants, attorneys, accountants or other persons) incurred by such Members shall be solely for their account, provided, however, that no settlement shall be made without the prior written consent of the Tax Matters Member, which consent shall not be unreasonably withheld. For purposes of this Agreement, a "Contest" is any audit, court proceeding or other dispute with respect to any Tax matter that affects the Company or, to the extent derivative from the Company, any of its Members, and is determinable at the Company level.

         (d) The "tax matters partner" for purposes of Section 6231(a)(7) of the Code (the "Tax Matters Member") shall be Blue Bar Holdings.

         (e) In connection with any Transfer of a Member's Interest or any portion thereof permitted by this Agreement or in connection with the distribution of any Company property to a Member, the Tax Matters Member shall, at the written request of the transferor or transferee or distributee, cause the Company to make an election in accordance with Regulation Section 1.754-1(b) to adjust the basis of the Company's property in the manner provided in Code Sections 734(b) or 743(b), as applicable, and such transferor, transferee or distribute shall pay all costs incurred by the Company in connection therewith, including, without limitation, reasonable attorney's and accountant's fees.

         (f) Unless approved by the Board of Managers, the Company shall not file any election pursuant to sections 761 or 7701 of the Code or Regulation
Section 301.7701-3 that would cause the Company to be treated as an entity other than a partnership for federal income tax purposes.

         7.3 Capital Accounts. There shall be established for each Member on the books of the Company as of the date hereof, or such later date on which such Member is admitted to the Company, a capital account (each being a "Capital Account"). Each Capital Contribution shall be credited to the Capital Account of such Member on the date of such Capital Contribution. In addition, each Member's Capital Account shall be (a) credited with such Member's allocable share of any Net Income (Loss) of the Company (to the extent that such Net Income (Loss) represents taxable income of the Company), or items of income or gain allocated pursuant to Section 7.4(c) or (d), (b) debited with (i) distributions to such Member of cash or the fair market value of property distributed to such Member (reduced by the amount of any Company liabilities assumed by such Member or secured by the distributed property), (ii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company, and (iii) such Member's allocable share of Net Income (Loss) of the Company (to the extent that such Net Income (Loss) represents taxable loss of the Company) and expenditures of the Company described or treated under

Section 704(b) of the Code as described in Section 705(a)(2)(B) of the Code, and other items of loss or deduction allocated pursuant to Section 7.4(c) or 7.4(d), and (c) otherwise maintained in accordance with the provisions of the Code. Any other item which is required to be reflected in a Member's Capital Account under
Section 704(b) of the Code or otherwise under this Agreement shall be so reflected. Capital Accounts shall be appropriately adjusted to reflect transfers of part (but not all) of a Member's Interest in the Company. Interest shall not be payable on Capital Account balances. The foregoing and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b)(2)(iv) and, to the greatest extent practicable, shall be interpreted and applied in a manner consistent with such Regulation. The Board of Managers, to the extent otherwise consistent with this Agreement, shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company's balance sheet, in accordance with Regulation
Section 1.704-1(b)(2)(iv)(q), (ii) make any appropriate modifications in the event that unanticipated events might otherwise cause the Agreement not to comply with Regulation Section 1.704-1(b)(2)(iv), and/or (iii) make any further adjustments that are necessary or appropriate so as to preserve, to the maximum extent possible, the economic arrangement among the Members as set forth in this Agreement.

         7.4 Allocations.

         (a) Subject to Sections 7.4(b), 7.4(c) and 7.4(d), Net Income (Loss) of the Company shall be allocated among all Members in proportion to their respective Percentage Interests.

         (b) The Board of Managers shall use all reasonable efforts to prevent any allocation from causing or increasing a negative balance in a Member's Capital Account to the extent such negative balance would impair the validity of allocations made under this Section 7.4.

         (c) Notwithstanding any other provisions of this Section 7.4, Net Income (Loss) (or items of income, gain, loss or deduction, as the case may be) shall be allocated in accordance with the following provisions of this Section 7.4(c) to the extent such provisions shall be applicable.

               (i) Nonrecourse Deductions of the Company for any Fiscal Year shall be allocated to the Members in proportion to their Percentage Interests. Member Nonrecourse Deductions of the Company or deductions for which a Member bears the economic risk of loss for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss under Regulation Section 1.752-2 for the liability in question. The provisions of this Section 7.4(c)(i) are intended to satisfy the requirements of Regulation Sections 1.704-2(e)(2) and 1.704-2(i)(1) and shall be interpreted in accordance therewith for all purposes under this Agreement.

               (ii) Except as otherwise provided in Regulation Section 1.704-2(f), if there is a net decrease in the Minimum Gain of the Company during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year in proportion to, and to the extent of that Member's share of the net decrease in Minimum Gain, within the meaning of Regulation Section 1.704-2(g)(2). The provisions of this Section 7.4(c)(ii) are intended to comply with the minimum gain chargeback requirements of Regulation
         Section 1.704-2(f) and shall be interpreted in accordance therewith for all purposes under this Agreement.

               (iii) Except as otherwise provided in Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain, determined in accordance with Regulation Section 1.704-2(i)(5), as of the beginning of such year shall be specially allocated items of Company income and gain for such year (and, if necessary, for succeeding years) in proportion to, and to the extent of such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain. The provisions of this Section 7.4(c)(iii) are intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulation Section 1.704-2(i)(4) and shall be interpreted in accordance therewith for all purposes under this Agreement.

               (iv) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in paragraphs
          (b)(2)(ii)(d)(4), (5) or (6) of Regulation Section 1.704-1, there shall be specially allocated to such Member such items of Company income and gain, at such times and in such amounts as will eliminate as quickly as possible that portion of any deficit in its Capital Account (as the same is permitted to be specially adjusted for purposes of applying this test under Section 1.704-1(b)(2)(ii)(d) of the Regulations) caused or increased by such adjustments, allocations or distributions. The provisions of this Section 7.4(c)(iv) are intended to qualify as a "qualified income offset" under Section 704(b) of the Code and Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in accordance therewith for all purposes under this Agreement.

         (d) To the extent permitted by the Code and the Regulations thereunder, any special allocations pursuant to Section 7.4(c) or any adjustments necessitated by the provisions of Section 7.4(b) shall be taken into account in computing subsequent allocations of Net Income (Loss) pursuant to Section 7.4(a) so that the net amount of any items so allocated and the subsequent allocations of Net Income (Loss) to the Members shall, to the extent possible, be equal to the net amounts that would have been allocated to each such Member pursuant to the provisions of Section 7.4(a) if such allocations and/or adjustments under
Section 7.4(c) or Section 7.4(b), respectively, had not occurred.

         (e) For federal, state and local income tax purposes:

               (i) Except as hereafter provided in this Section 7.4(e) or as may otherwise be provided by the Code, all items of income, gain, loss, deduction and credit of the Company shall be allocated among the Members in a manner consistent with the manner that the corresponding constituent items of Net Income (Loss) or items of income, gain, loss or deduction are allocated among the Members pursuant to the other provisions of this Section 7.4.

               (ii) If a Member contributes property to the Company, either upon formation of the Company or otherwise, with a fair market value that differs from its adjusted basis at the time of contribution, or if the Carrying Value of any Company asset is adjusted so as to differ from the asset's adjusted basis, then income, gain, loss and deductions in respect of such asset shall, solely for federal income tax purposes, be allocated among the Members so as to take account of any such variation in accordance with Regulation Section 1.704-3 under the traditional method unless otherwise approved by the Board of Managers.

               (iii) In the event there is any recapture of Depreciation or item of tax credit, the allocation thereof shall be made among the Members in accordance with the provisions of Regulation Sections 1.1245-1(e) and 1.1250-1(f).

               (iv) The allocations made pursuant to this Section 7.4(e) shall not be reflected in any Member's Capital Account.

         7.5 Withholding. Each Member hereby authorizes the Company to withhold and to pay over any Taxes payable by the Company or any of its affiliates as a result of such Member's participation in the Company; if and to the extent that the Company shall be required to withhold any such taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding is required to be paid, which payment shall be deemed to be a distribution to such Member to the extent that the Member is entitled to receive a distribution. To the extent that the aggregate of such payments to a Member for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a demand loan from the Company to such Member, with interest at an interest rate of 5% compounded annually, which interest shall be treated as an item of Company income until discharged by such Member by repayment, which may be made in the sole discretion of the Manager out of distributions to which such Member would otherwise be subsequently entitled. The withholdings referred to in this Section 7.5 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Manager receives documentation, satisfactory to the Board of Managers, to the effect that a lower rate is applicable, or that no withholding is applicable.

         7.6 Distributions by Subsidiaries. The Board of Managers shall cause any Subsidiary of the Company to make such distributions of cash to the Company (to the extent funds are legally available therefor and permitted by applicable debt instruments) as are necessary for the Company to make the distributions contemplated under Article VI.

                                  Article VIII.

                      DISSOLUTION; WINDING UP; TERMINATION

         8.1 Dissolution. The Company shall commence its winding up upon the first to occur of the following (the "Dissolution Event"): (i) the written consent of each of the Members; or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. The Dissolution Event shall be effective on the day on which such event occurs and immediately thereafter the Company shall commence the Winding Up Period during which its affairs shall be wound up in accordance with Sections 8.2 and 8.3.

         8.2 Winding Up and Termination.

         (a) Upon the occurrence of the Dissolution Event, the property and business of the Company shall be wound up by the Board of Managers. Subject to the requirements of applicable law and the further provisions of this Section 8.2, the Board of Managers shall determine whether to sell or otherwise dispose of Company assets or to distribute the same in kind and the timing and manner of such disposition or distribution.

         (b) Within a reasonable period of time following the occurrence of the Dissolution Event, after allocating all Net Income (Loss) and other items of income, gain, loss or deduction, the Company's assets shall be applied and distributed in the following manner and order of priority:

               (i) the claims of all creditors of the Company (including Members except to the extent not permitted by law) shall be paid and discharged other than liabilities for which reasonable provision for payment has been made; and

               (ii) to the Members in accordance with the positive balances of their respective Capital Accounts.

         Notwithstanding anything to the contrary in this Agreement, liquidating distributions shall be made no later than the last to occur of (x) 90 days after the date of disposition of the last remaining asset of the Company and (y) the end of the Company's taxable year in which the disposition referred to in clause
(x) above shall occur. This Section 8.2(b) is intended to comply with, and shall be interpreted consistently with, the requirements of Regulation Section 1.704-1(b)(2)(ii)(b)(2).

         (c) Securities for distribution in kind shall be allocated to the Members. Notwithstanding any other provision of this Agreement, the amount by which the fair market value of any property to be distributed in kind to the Members exceeds or is less than the adjusted basis of such property shall, to the extent not otherwise recognized by the Company, be taken into account in computing income, gains and losses of the Company for purposes of crediting or charging the Capital Accounts of, and distributing proceeds to, the Members, pursuant to this Agreement.

         (d) When the Board of Managers has completed the winding up described in this Section 8.2, the Members shall cause the Termination of the Company.

         8.3 Assets Reserved and Pending Claims.

         (a) If, upon a Dissolution Event, there are any assets that, in the judgment of the Members, cannot be sold or distributed in kind without sacrificing a significant portion of the value thereof or where such sale or distribution is otherwise impractical at the time of the Dissolution Event, such assets may be retained by the Company if the Board of Managers determines that the retention of such assets is in the best interests of the Members and permitted by Regulation Section 1.704-1(b)(2)(ii)(b)(2). Upon the sale of such assets or a determination by the Board of Managers that circumstances no longer require their retention, such assets (at their fair market value) or the proceeds of their sale shall be taken into account in computing Capital Accounts on winding up and amounts distributable pursuant to Section 8.2(b), and distributed in accordance with such value.

         (b) If there are any claims or potential claims (including potential Company expenses in connection therewith) against the Company (either directly or indirectly, including potential claims for which the Company might have an indemnification obligation) for which the possible loss cannot, in the judgment of the Board of Managers, be definitively ascertained, then such claims shall initially be taken into account in computing Capital Accounts upon winding up and distributions pursuant to Section 8.2(b) at an amount estimated by the Board of Managers to be sufficient to cover any potential loss or liability on account of such claims (including such potential Company expenses), and the Company shall retain funds (or assets) determined by the Board of Managers as a reserve against such potential losses and liabilities, including expenses associated therewith to the maximum extent permitted by Regulation Section 1.704-1(b)(2)(ii)(b)(2). The Board of Managers may obtain insurance or create escrow accounts or make other similar arrangements with respect to such losses and liabilities. Upon final settlement of such claims (including such potential Company expenses) or a determination by the Members that the probable loss therefrom can be definitively ascertained, such claims (including such potential Company expenses) shall be taken into account in the amount at which they were settled or in the amount of the probable loss therefrom in computing Capital Accounts on winding up and amounts distributable pursuant to Section 8.2(b), and any excess funds retained shall be distributed.

                                   Article IX.

                                  MISCELLANEOUS

         9.1 Equitable Relief. The Members hereby confirm that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of a Member aggrieved as against any other Member for a breach or threatened breach of any provision hereof, it being the intention by this Section 9.1 to make clear the agreement of the Members that the respective rights and obligations of the Members hereunder shall be enforceable in equity as well as at law or otherwise and that the mention herein of any particular remedy shall not preclude a Member from any other remedy it, he or she or it might have, either in law or in equity.

         9.2 Amendments; Waivers. Any provision of this Agreement may be amended or waived by the affirmative vote of the Members holding at least a majority of the Interests.

         9.3 Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns.

         9.4 Successor Agreement. In the event that the Board of Managers determines to cause the Company to be merged with or consolidated into another entity in connection with a Tax Reorganization, the parties hereto shall cause a stockholders' agreement or other form of investors' rights agreement to be negotiated in good faith and executed by each of the parties hereto, which successor agreement shall be effective not later than the effectiveness of such Tax Reorganization and which shall contain substantially the same terms as contained in this Agreement. The terms of any such successor agreement shall not diminish the rights of the parties hereunder, except as may be agreed by the party or parties materially and adversely affected thereby or as may be required by applicable law.

         9.5 No Waiver. The failure of any Member to seek redress for violation, or to insist on strict performance, of any covenant or condition of this Agreement shall not prevent a subsequent act which would have constituted a violation from having the effect of an original violation.

         9.6 Notices. Whenever notice is required or permitted by this Agreement to be given, such notice may be in writing (including facsimile) and if in writing shall be given to any Member at its address or facsimile number shown in the Company's books and records (including Schedule A hereto).

         9.7 Severability. In case any provision in this Agreement shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired hereby.

         9.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

         9.9 Headings, Etc. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

         9.10 No Right to Partition. The Members, on behalf of themselves and their shareholders, partners, successors and assigns, if any, hereby specifically renounce, waive and forfeit all rights, whether arising under contract or statute or by operation of law, except as otherwise expressly provided in this Agreement, to seek, bring or maintain any action in any court of law or equity for partition of the Company or any asset of the Company, or any interest which is considered to be Company property, regardless of the manner in which title to such property may be held.

         9.11 No Third Party Rights. Except as expressly provided in this Agreement, this Agreement is intended solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto.

         9.12 Entire Agreement. This Agreement (together with the Schedules and Exhibit attached hereto) constitutes the entire agreement among the Members with respect to the matters described herein and supersedes any prior agreement or understanding among them with respect to such subject matter.

         9.13 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

         9.14 Power of Attorney.

         (a) Each Member hereby irrevocably makes, constitutes and appoints each of the Managing Directors and any of their respective successors as his true and lawful attorney-in-fact to make, execute, sign, acknowledge and file with respect to this or any successor Company, in each case after due authorization pursuant to Section 3.4(c): (i) such amendments to or restatements of the Company's Certificate of Formation as may be required or appropriate pursuant to the provisions of this Agreement, or otherwise under the Act; (ii) all statements of intent to dissolve, notices, articles of dissolution or cancellations of foreign registration and other documents or instruments which may be deemed necessary or desirable by the Members to effect the dissolution and liquidation of the Company after its termination as provided herein; (iii) all such other instruments, documents and certificates that may from time to time be required by the laws of the State of Delaware, the United States of America or any political subdivision or agency thereof, to effectuate, implement, continue and defend the valid and subsisting existence of the Company and any other instruments, documents or certificates required to qualify the Company to do business in any other State where it is required to so qualify and
(iv) any instrument acceding to the rights and obligations as a Member under this Agreement.

         (b) The Members hereby agree that the grant of the foregoing power of attorney is coupled with an interest and survives the death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of a Member and shall survive the delivery of a Transfer by any Member of the whole or any part of his or its Interests.

         9.15 Effectiveness of Agreement. This Agreement shall be effective automatically upon the effectiveness of the merger of Blue Bar with and into the Company.

                     [Rest of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                               BLUE BAR HOLDINGS, L.P.

                                               By:     BLUE STEEL CORPORATION,
                                                       Its General Partner

                                               By:     /s/ Michael Psaros
                                                       -------------------------
                                                       Name:  Michael Psaros
                                                       Title: President

                                   SCHEDULE A

Members                             Capital Contribution               Units
-------                             --------------------               -----

Blue Bar Holdings, L.P.             $52,000,000.00                 1,000 Units
c/o Blue Steel Corporation
200 Park Avenue, 58th Floor
New York, New York 10166
Attention:  Michael Psaros

                                   SCHEDULE B

Voting Unit Holders
-------------------

United Steelworkers of America                $0             One (1) Voting Unit
c/o USWA, District 1
777 Dearborn Park Lane, Suite J
Columbus, Ohio 43085-5716
Attention:  David R. McCall

                                                                       EXHIBIT A

                           INITIAL MANAGING DIRECTORS

                              DESIGNATED BY MEMBERS

Designees of Blue Bar Holdings:
------------------------------

Eugene J. Keilin

Michael G. Psaros

David Shapiro

Stephen Presser

Philip A. Arra, Jr.

Kelby Hagar


Designee of USWA:
----------------

Lynn Williams


Chief Executive Officer
-----------------------

Joseph F. Lapinsky